Westway Group, Inc. Announces the Successful Completion of Its 5.6 Million Gallon Port Allen Expansion

NEW ORLEANS, June 2 /PRNewswire-FirstCall/ -- Westway Terminal Company LLC, a wholly-owned subsidiary of Westway Group, Inc. (Nasdaq: WWAY) has successfully completed and commissioned the Phase 1 and 2 expansions of its terminaling facility located at the Port of Greater Baton Rouge in Port Allen, Louisiana.  The completion of Phases 1 and 2 brings the total installed capacity of Westway's Port Allen facility to 22 million gallons, and it has begun producing revenue in June of 2010.

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Scott MacKenzie, President of Westway Terminal Company LLC stated, "The completion of this $5.9 million project at of our Port Allen facility further expands Westway's solid logistical infrastructure with deep water access for ocean going vessels as well as rail and truck capabilities."

Peter Harding, Chief Executive Officer, added, "This 5.6 million gallon expansion provides a flexible terminaling capability designed to meet the needs of our customers in a changing market."

Forward-Looking Statements.  This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We have based these forward-looking statements on our current expectations and projections about future events.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions.  Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our form 10-K filed today and other SEC filings.

About Westway Group, Inc.  Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements. Westway operates an extensive global network of 25 operating facilities providing approximately 354 million gallons of total bulk liquid storage shell capacity and 37 facilities producing approximately 1.6 million tons of liquid feed supplements annually. Our bulk liquid storage business is a global business with infrastructure that includes a network of terminals offering storage to manufacturers and consumers of agricultural and industrial liquids, located at key port and terminal locations throughout North America and in Western Europe and Asia. Our liquid feed supplements business produces liquid animal feed supplements that are sold directly to end users and feed manufacturers, primarily supplying the beef and dairy livestock industries.

For more information regarding Westway Group Inc., please refer to the company's website address at www.westway.com

CONTACT: Thomas A. Masilla, Jr., Chief Financial Officer of Westway Group, Inc., +1-504-636-4245